[ASTORIA FINANCIAL CORPORATION LETTERHEAD]

Contact:	Peter J. Cunningham First Vice President, Investor Relations (516) 327-7877 ir@astoriafederal.com

FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL CORPORATION INCREASES EARNINGS ESTIMATE FOR 2002
Reaffirms Consensus Earnings Estimate for 2001

Lake Success, New York —August 27, 2001 – Astoria Financial Corporation (Nasdaq:ASFC), (“Astoria”), the holding company for Astoria Federal Savings and Loan Association, announced today that, as a result of recent interest rate trends and forecasts, it expects its earnings to exceed the current IBES consensus earnings estimate for 2002. The Company indicated that it now expects diluted earnings per share to be within a range of between $5.90 - $5.95 for 2002. Commenting on the revised guidance for 2002, Astoria’s Chairman, President and CEO George L. Engelke, Jr. said, “With the recent easing of interest rates by the Federal Reserve coupled with the steepening of the U.S. Treasury yield curve, we expect our core businesses to continue to show strong growth. In addition, we expect to experience positive effects on our net interest margin primarily due to lower liability costs resulting from approximately $3.3 billion of retail CDs and $1.3 billion of borrowings maturing within the next twelve months.” The Company also reaffirmed its comfort with the current IBES consensus earnings estimate of $4.76 per share for 2001. These estimates may be influenced by various factors affecting the Company’s operations, pricing, products and services and are subject to the disclaimers regarding forward-looking statements as set forth in this news release.

     Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.5 billion, is the second largest thrift institution in New York and sixth largest in the United States. Through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com, Astoria Federal provides retail banking, mortgage, consumer and small business loan services to 700,000 customers. Astoria commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through an extensive broker network and/or loan production offices in fourteen states: New York, New Jersey, Connecticut, Pennsylvania, Ohio, Illinois, Massachusetts, Delaware, Maryland, Virginia, North Carolina, South Carolina, Georgia and Florida.

Note: Astoria Financial Corporation’s news releases are available on its investor relations website at http://ir.astoriafederal.com

     This release may contain certain forward-looking statements and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services.

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